                      FOR:   International Speedway Corporation
                                                                             CONTACT:   Wes Harris
                                                                                                   Director of Investor Relations
                                                                                                   (386) 947-6465

FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY REPORTS RECORD 2004 FIRST QUARTER RESULTS
~ Revenue and Net Income Post Double-Digit Increase ~

            DAYTONA BEACH, FLORIDA – April 6, 2004 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported record results for the first quarter ended February 29, 2004.

Total revenues for the first quarter increased more than ten percent to $144.2 million compared to revenues of $130.9 million in the prior-year period.  Operating income was $52.3 million during the period compared to $48.8 million in the first quarter of fiscal 2003.  Net income for the first quarter of fiscal 2004 was $27.8 million, or $0.52 per diluted share, compared to net income of $25.4 million, or $0.48 per diluted share, in the first quarter of 2003.  Included in the prior year’s first quarter results was a revenue contribution to ISC’s Food, Beverage, and Merchandise Income of approximately $1.6 million, or $0.02 per diluted share after-tax, related to the Company’s ongoing activities to audit third party vendors’ sales reports for prior years.

The first quarter of fiscal 2004 was highlighted by an exciting Speedweeks at Daytona, culminating in the sold-out 46th running of the NASCAR NEXTEL Cup Series Daytona 500.  Over 33 million viewers, the second highest in the event’s history, tuned in to watch Dale Earnhardt Jr. take the checkered flag for his first victory in “The Great American Race.”  In addition, the NASCAR Craftsman Truck Series Florida Dodge Dealer’s 250 ran under the lights for the first time in 2004.  The event posted a more than 15 percent attendance increase and 70 percent higher average household television viewership as compared to 2003.  Contributing to the quarter’s results was North Carolina’s NEXTEL Cup and Busch series weekend, which posted a strong double-digit increase in attendance over 2003, when the Busch race was postponed due to rain.  Homestead-Miami hosted a successful open-wheel weekend anchored by the IRL IndyCar Series Toyota Indy 300.  This event posted a double-digit increase in attendance compared to the prior year, when it was held in the second quarter.  Finally, rain forced the postponement of Daytona’s NASCAR Busch Series Hershey’s Kisses 300 until the following Monday, adversely impacting attendance-related revenues for this year’s event.

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“We are very pleased with our record performance during the first quarter,” commented Lesa France Kennedy, President of ISC.  “Domestic television revenue, which is expected to grow at 21 percent for 2004, continues to drive top-line growth.  In addition, increased sponsorship and hospitality revenue, as well as higher attendance at several events, helped drive the quarter’s results.  The year has started on a very strong note, and we continue to expect growth in all of our major revenue categories for 2004.  Finally, we are already seeing positive results from Nextel’s debut as Cup series sponsor in terms of increased exposure for the sport, and we look forward to additional benefits this year from other NASCAR initiatives, including schedule realignment and the new Chase for the NASCAR NEXTEL Cup format.”

In addition to benefiting from new multi-track official status and display rights agreements, ISC secured several event title sponsorships during the first quarter, including a multi-year partnership with Gordon Food Services for Michigan’s August NASCAR NEXTEL Cup Series event, as well as agreements with Funai and Goody’s Powder for NASCAR Busch Series races at Richmond and North Carolina, respectively.

To date in the second quarter, ISC has hosted several successful event weekends, including Bike Week at Daytona, a NASCAR NEXTEL Cup and Busch series weekend at Darlington and an IRL IndyCar Series weekend at Phoenix.  Daytona’s motorcycle events posted higher attendance than in the prior year, when inclement weather impacted several events.  Darlington’s Cup and Busch weekend also posted year-over-year attendance growth, highlighted by exciting racing and a record crowd for the NASCAR NEXTEL Cup Series Carolina Dodge Dealer’s 400.  It is important to note that Darlington’s Busch event in 2003 was postponed due to inclement weather.  Finally, Phoenix’s successful IRL weekend included increased attendance for the Indy Car event as compared to the prior year.

For the remainder of the second quarter, the Company will host NASCAR NEXTEL Cup and Busch series weekends at Talladega, California and Richmond.  Overall advanced ticket sales for the remaining events in the quarter are trending ahead of 2003 highlighted by Talladega’s event weekend, which is ahead of the prior year due to an improved economy and aggressive consumer marketing initiatives implemented in the second half of last year.  In addition, advanced ticket sales for Richmond’s Busch event are more than 50 percent ahead of 2003 levels.  Finally, Richmond’s Cup race in May marks the 25th straight sold-out Cup event at the storied facility.

Ms. France Kennedy concluded, “We are extremely optimistic for the remainder of the year.  Total advanced ticket sales are trending ahead of 2003 and we have already announced sell-outs at Richmond and Kansas.  We are seeing continued strength in corporate spending for our events, and maintain our expectation of mid- to high single-digit growth in this category for 2004.  The industry is growing and we are in an excellent position to capitalize on new opportunities.  We look forward to a successful second quarter and balance of 2004.”

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The Company reiterates its previously announced financial guidance of second quarter revenue and earnings of $125 to $130 million and $0.31 to $0.33 per diluted share, respectively, and full year fiscal 2004 revenue and earnings of $615 to $635 million and $2.30 to $2.38 per diluted share, respectively.

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time which may be accessed via the Internet at the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company’s or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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